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                                                                    EXHIBIT 99.1
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                             FOR IMMEDIATE RELEASE
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For Information Contact: (954) 489-4000
Larry Wahl - ext.7225
Alex Riethmiller - ext. 7535

        SportsLine.com, Inc. Expands Responsibilities of Peter Pezaris

FORT LAUDERDALE, FL (April 17, 2002) - SportsLine.com, Inc., (NASDAQ: SPLN), the leading global Internet sports media company and publisher of CBS SportsLine.com (cbs.sportsline.com), today announced Peter Pezaris will take on expanded duties
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following the resignation of Dan Leichtenschlag, president of operations/chief technology officer, to pursue other interests. Mr. Pezaris, formerly president of product development, is now president of operations and product development. In his new role, Mr. Pezaris will oversee operations and technology in addition to his current role in charge of programming, production and fantasy products.

"Peter has a unique set of skills as well as the leadership experience that enables us to integrate our activities in these areas. This integration will allow us to better identify and capitalize on growth and revenue opportunities while controlling costs, as we move toward profitability," said Michael Levy, founder and CEO of SportsLine.com. "We are grateful to Dan for the many contributions he made during the development of SportsLine.com, and wish him well in his future endeavors."

"I appreciate the confidence Mike has shown in me and am excited and energized by this new challenge," said Pezaris. "I look to draw on my experiences to help lead SportsLine into its next phase of growth."

Mr. Pezaris joined SportsLine.com in December 1999 as vice president of fantasy, when SportsLine.com acquired the company he co-founded in 1995, Daedalus World Wide Corporation (DWWC), the producer of Commissioner.com fantasy sports products. He was promoted to president of product development, which added oversight of programming and production in June 2001. Prior to founding DWWC, Mr. Pezaris was a systems and software developer for the investment banking firms of Bankers Trust and Salomon Brothers.

Mr. Leichtenschlag, who joined the Company as director of operations in May 1995, had served as president of operations/chief technology officer since January 2001.

About SportsLine.com, Inc.

SportsLine.com, Inc. (NASDAQ:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce on a global basis. As the publisher of CBS SportsLine.com and the official Web sites of the NFL and the PGA TOUR, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise. SportsLine.com also has strategic relationships with Major League Baseball and the NBA, and serves as a primary sports content provider for America Online. In 1999, the Company commenced operations in Europe through Sports.com Limited, Europe's leading Internet and mobile data provider of sports content.
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